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                                                                     Exhibit 8.1

                                October 24, 2001



CSX Corporation
One James Center
Richmond, Virginia  23219

 Re: CSX Corporation
     Zero Coupon Convertible Debentures
     due October 30, 2021

Ladies and Gentlemen:

     We have been requested, as your special tax counsel, to render federal tax advice in connection with the issuance by CSX Corporation (the "Company") of its Zero Coupon Convertible Debentures due October 30, 2021 (the "Debentures"), as described in the Company's Prospectus, dated May 17, 2001 (the "Prospectus"), which is a part of the Company's Registration Statement on Form S-3 (File No. 333-60134), and Prospectus Supplement, dated October 24, 2001 (the "Prospectus Supplement"). Capitalized terms used and not defined herein shall have the meanings assigned to them in the Prospectus Supplement.

     We have reviewed the statements set forth in the Prospectus Supplement under the heading "Certain United States Federal Income Tax Considerations" and hereby advise you that we are of the opinion that under current United States federal income tax law, although such discussion does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Debentures, that (i) the Debentures will be classified for United States federal income tax purposes as indebtedness of the Company and (ii) such statements insofar as they constitute a summary of the United States federal income tax laws are accurate in all material respects.

     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion will not be updated for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless we are specifically engaged to do so.
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     We hereby consent to the filing of this opinion as an exhibit to the
Company's Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading "Legal Matters" in the Prospectus Supplement and under the heading "Legal Opinions" in the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                    Very truly yours,

                                    /s/ McGuireWoods LLP